Exhibit 4.8

Date: 25th August, 2005

SHARE CHARGE

BETWEEN

INTCOMEX HOLDINGS, LLC

as Guarantor and Chargor

AND

THE BANK OF NEW YORK

as Trustee for the Holders

AND

IXLA HOLDINGS LTD.

(the “Company”)

THIS SHARE CHARGE dated 25th August, 2005, is made

BETWEEN:

1.	INTCOMEX HOLDINGS, LLC, a Delaware limited liability company with its principal place of business at 9835 N.W. 14th Street, Miami, Florida 33172, USA (“the Chargor”); and

2.	THE BANK OF NEW YORK, as the trustee for the Holders, as defined in the Indenture (“the Chargee”); and

3.	IXLA HOLDINGS LTD., a Cayman Islands exempted company, the registered office of which is at the offices of International Corporation Services Ltd., Harbour Place, 103 South Church Street, P.O. Box 472 GT, Grand Cayman, Cayman Islands, (“the Company”).

WHEREAS:

(A)	The Holders have purchased Notes (as defined in the Indenture) issued by Intcomex, pursuant to the Indenture.

(B)	The Chargor is the sole legal and beneficial owner of all of the 23,481 issued and outstanding shares in the capital of the Company.

(C)	The Chargor under the Indenture has provided a guarantee in favour of the Chargee, (“the Guarantee”) in respect of the obligations of Intcomex as the issuer under the Indenture.

(D)	Pursuant to, inter alia, clause 10.1 of the Indenture, the Chargor wishes to charge its legal and beneficial interest in 15,263 shares in the capital of the Company it holds (representing 65% of the outstanding issued share capital of the Company) to the Chargee. The respective board of directors of each of the Chargor and the Company is satisfied that entering into this Charge is for the purposes of and to the benefit of the Chargor and the Company and their respective businesses.

NOW THIS DEED WITNESSES as follows:

1.	Definitions and Interpretation

(a)	In this Charge, unless otherwise expressly provided or the context otherwise requires, capitalised terms defined in the Indenture shall have the same meaning in this Charge. The following terms have the meanings set out opposite:

“Charge”	this share charge;

“Charged Shares”	all legal and beneficial right title and interest in and to the Original Charged Shares and all other shares in the Company from time to time legally and/or beneficially owned by the Chargor during the Security Period, including (in each case foregoing) all shares, stocks and other securities offered or accruing by way of subdivision, consolidation, capitalisation of profits, bonus or rights issued or otherwise to the Chargor in respect of all or any of the Charged Shares or offered in substitution or exchange for all or any of the Charged Shares, and includes all dividends and Distributions, interest and other money paid or payable in respect of all or any of the Charged Shares and other Rights (whether, in each case foregoing, present or future, actual or contingent) accruing at any time to or in respect of all or any part of the foregoing but the Charged Shares shall at any time represent no less and no more than 65% of the then outstanding issued share capital of the Company;

“Corporate Records”	the Company’s certificate of incorporation, certificate(s) of incorporation on name change (if any), memorandum and articles of association, register of members, register of directors and officers, register of mortgages and charges, tax undertaking certificate, minute book(s) and other corporate records;

“Dispose”	to sell, assign, lend, deal with, transfer, grant options over, mortgage, charge, pledge, grant lien over, encumber, grant security over or otherwise dispose in any manner whatsoever; and “Disposal” shall have a corresponding meaning;

“Distributions”	dividends, interest, distributions, income, assets and other amounts and moneys paid or payable in relation to the Charged Shares and any part thereof (in each case, of any nature whatsoever);

“Event of Default”	each and any of the following:

(i) an “Event of Default” as defined in the Indenture;

(ii) any breach by the Chargor or the Company of any of the provisions of this Charge; and

(iii) the occurrence of an Insolvency Proceeding in relation to the Chargor or the Company;

“Expenses”	expenses, fees (including, without limitation, legal fees and expenses), liabilities, claims, amounts, demands, damages, losses, costs, stamp and other duties, charges and other moneys (in each case, of any nature whatsoever and including taxes thereon);

“Guarantee”	the guarantee referred to in Recital (C) above;

“the Guarantors”	the Chargor, Intcomex Holdings SPC-1, LLC, a Delaware limited liability company and Software Brokers of America, Inc., a Florida corporation;

“Intcomex”	Intcomex, Inc., a Delaware Corporation;

“Indenture”	the Indenture by and among Intcomex, the Guarantors and the Chargee dated August 25, 2005;

“Insolvency Proceeding”	any one or more of the following in relation to any person:

(a) it is unable to pay its debts as they fall due; or

(b) the value of its liabilities (including its contingent and prospective liabilities) is greater than the value of its assets; or

(c) it has taken any action or steps have been taken or legal proceedings have been started or threatened against it for (i) its winding up, liquidation, administration, dissolution or reorganisation, or (ii) the enforcement of any Security Interest over any or all of its assets; or (iii) the appointment of a liquidator, receiver, controller, inspector, administrative receiver, administrator, trustee or similar officer or official of it or of any or all of its assets; or

(d) (without the prior written consent of the Chargee) a compromise or arrangement has been proposed, agreed to or sanctioned under any of sections 86, 87 and 88 of the Companies Law (as Revised) of the Cayman Islands in respect of it, or an application has been made to, or filed with, the Court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement; or

	(e)	it is unable to pay its debts within the meaning of any of sections 94(c) and 95 of the Companies Law (as Revised) of the Cayman Islands, or there is an unsatisfied written demand that has been served on it pursuant to section 95(a) of the Companies Law (as Revised) of the Cayman Islands; or

	(f)	action is being taken by the Registrar of Companies, itself or any other person under any of sections 175, 176 and 189 of the Companies Law (as Revised) of the Cayman Islands to dissolve or strike it off the Cayman Islands register of companies; or

	(g)	it is, in any jurisdiction, subject to or threatened by any actions, steps, procedures or other proceedings under any applicable bankruptcy, insolvency, rehabilitation or other reorganisation laws; or

	(h)	any actions, steps, procedures or other proceedings equivalent or analogous to any of those set out in any of (a) - (f) above (inclusive) of this definition have been taken, started or threatened against it in any jurisdiction, including the seeking by it (or any other person in relation to it) of winding up, liquidation, administration, dissolution, amalgamation, reconstruction, reorganisation, arrangement, adjustment, protection or relief of creditors;

“Liabilities”	(a)	all and any present and future indebtedness, obligations and liabilities of any kind (whether actual or contingent and whether owed jointly or severally or as principal or surety or in any other capacity whatsoever or on any account whatsoever) at any time and from time to time of any of Intcomex and the Guarantors to any of the Chargee and the Holders under or in connection with the Transaction Documents including as a consequence of any breach, non-performance, disclaimer or repudiation by any of Intcomex and the Guarantors of any of its obligations under the Transaction Documents; and

(b) all and any Expenses which any of the Chargee and the Holders may incur in enforcing or obtaining, or attempting to enforce or obtain, payment of any moneys, liabilities, charges and other Expenses in connection with the indebtedness, obligations and liabilities referred to in paragraph (a) of this definition;

“Original Charged Shares”	the 15,263 of the 23,481 issued ordinary shares with a par or nominal value of US$1.00 each in the capital of the Company registered in the name of the Chargor as at the date of this Charge and representing 65% of the outstanding issued share capital of the Company as at the date of this Charge;

“Other Agreements”	all agreements, instruments and documents, (other than the Indenture and the Guarantee) including, without limitation, guarantees, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings before, now or from time to time afterwards executed by on behalf of the Chargor or any other Person (as defined in the Indenture) and delivered to the Chargee or to any parent, affiliate or subsidiary of the Chargee in connection with the Liabilities or the transactions contemplated by this Charge, as each may be amended, modified or supplemented from time to time;

“Rights”	any benefits, advantages, powers, privileges, remedies, liberties, authorities, discretions, voting or other entitlements and rights (whether present or future, actual or contingent) (in each case, of any nature whatsoever);

“Security Interest”	any:

(a) mortgage, pledge, lien, charge, encumbrance, hypothecation, right of set-off, security assignment or other security interest, security agreement or security arrangement (including any “hold back” or flawed-asset arrangement) of any kind;

	(b)	purchase or option agreement or arrangement;

	(c)	subordination agreement or arrangement; and

	(d)	agreements to create or effect any of the foregoing;

“Security Period”		the period commencing on the date of execution of this Charge and terminating on redemption of the Notes and release of the Guarantee and the discharge of this Charge in accordance with its terms by full and final irrevocable and unconditional payment and discharge of the Liabilities;

“Transaction Documents”		the Indenture, the Notes, this Charge and the Other Agreements; and references to the Transaction Documents includes references to any of them.

(b)	Unless the context otherwise requires, singular words or phrases (including defined terms) used in this Charge include the plural and vice-versa, and words (including defined terms) importing persons only include companies or associations or bodies of persons whether incorporated or not.

(c)	The headings to clauses are for convenience only and do not affect the interpretation of this Charge.

(d)	In this Charge:

(i)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(ii)	(unless the context otherwise requires) any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Charge and any reference to a sub-Clause or paragraph is to the relevant sub-Clause or paragraph of the Clause or Schedule in which it appears;

(iii)	references to the masculine shall include the feminine or neuter and vice versa;

(iv)	references herein to any document include any deed, agreement (including this Charge), negotiable instrument, certificate, notice or other document of any kind and references to any document (or a provision thereof) (including, without limitation, any Transaction Document or provision thereof) shall include and be construed as a reference to:

(A)	such document as modified, amended, restated, supplemented, varied and/or novated from time to time, in each case in accordance with the terms thereof, and

(B)	each document which replaces or substitutes such document from time to time, in each case in accordance with the terms of such document;

but (in each such case) excluding for this purpose any modification, amendment, restatement, supplement, variation, replacement, substitution or novation which is contrary to any provision of the Transaction Documents;

(v)	references to assets include property, rights and assets of every description;

(vi)	references herein to any person (including, without limitation, each party hereto) include, in each case, its successors and permitted assigns and permitted transferees and persons deriving title under or through it, in whole or in part, and whether at law or in equity and any person which replaces any party to any Transaction Document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced under the Transaction Document or whether by executing a document in or substantially in the form of the Transaction Document or having the same or substantially the same purpose as the Transaction Document it replaces; and

(vii)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(e)	The Recitals and Schedules form part of this Charge and shall have effect as if set out in full in the body of this Charge and any reference to this Charge includes the Recitals and Schedules.

(f)	The Chargor hereby covenants with the Chargee to pay, discharge and satisfy in full (as principal and not merely as surety) all of the Liabilities as and when the same become due and payable or performable in accordance with the terms of the Transaction Documents.

2.	Charge of Shares

(a)	In consideration of the issuance and purchase of the Notes, and by way of continuing security for the full and punctual payment and discharge of the

Liabilities, the Chargor as legal and beneficial owner hereby charges, mortgages, and assigns to and for the benefit of the Chargee as trustee for the Holders, by way of first equitable mortgage and first fixed equitable charge, the Charged Shares and all of its right, title and interest in the Charged Shares including all Rights, present and future, actual and contingent, accruing in respect of the Charged Shares.

(b)	The Chargor agrees to deliver, or cause to be delivered, to the Chargee on execution of this Charge:

(i)	an executed undated share transfer form (in which the identity of the transferee is left blank) in respect of the Charged Shares in the form set out in Schedule 1;

(ii)	an executed letter of authority for the Chargee to date and complete the share transfer form in the form set out in Schedule 2;

(iii)	the share certificates (if any) representing the Charged Shares;

(iv)	a certificate relating to the notation of this Charge in the register of members of the Company, in the form set out in Schedule 3;

(v)	an acknowledgement and agreement of the directors of the Company and the Company to register transfers of the Charged Shares in favour of the Chargee and its nominees in the form set out in Schedule 4;

(vi)	written resolutions of the directors of the Company in the form set out in Schedule 5;

(vii)	a certificate of the Directors of the Company in the form set out in Schedule 3 undertaking not to register transfers of shares charged by this Charge other than as directed by the Chargee;

(viii)	copies of the duly executed and completed corporate documents and other authorities of each of the Company and the Chargor required to authorise the execution, delivery and performance of this Charge and, in the case of the Company, a copy of its register of members updated to note the Security Interest created over the Original Charged Shares pursuant to this Charge; and

(ix)	legal opinions from legal counsel to the Chargor and legal counsel to the Company in relation to, inter alia, the Chargor, the Company and this Charge (and being in form and substance acceptable to the Chargee).

(c)	The Chargor will procure that the authorised share capital of the Company will not be changed during the Security Period except as permitted by the Indenture.

(d)	The Chargor will procure that the issued share capital of the Company shall not be changed during the Security Period except as permitted by the Indenture.

(e)	Without prejudice to Clause 2 (c) and 2 (d), the Chargor will deliver to the Chargee immediately on the issue of any further Charged Shares, the documents listed in Clause 2 (b) above in respect of all such further Charged Shares.

(f)	The Chargor hereby further undertakes to the Chargee that the Chargor shall not (without the prior written consent of the Chargee in any of the cases following):

(i)	create, allot, issue, transfer, redeem, repurchase or repay, or allow the creation, allotment, issuance, transfer, redemption, repurchase or repayment of, any shares in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion) otherwise than in accordance with the Transaction Documents;

(ii)	vary, amend or otherwise alter, or allow to be varied, amended or otherwise altered, the rights and restrictions attaching to the shares in the capital of the Company from the rights and restrictions set out in the memorandum and articles of association of the Company; and

(iii)	vary, amend or otherwise alter, or allow to be varied, amended or otherwise altered, the memorandum and articles of association of the Company otherwise than in accordance with the Transaction Documents.

(g)	The Chargor hereby covenants that during the Security Period it will remain the legal and beneficial owner of the Charged Shares (subject only to the Security Interests hereby created) and that it shall not:

(i)	create or suffer or permit the creation or existence of any Security Interest (other than that created by this Charge) on or in respect of the whole of any part of the Charged Shares or any of its interest or right therein (together with any of its rights or interests to acquire or reacquire the Charged Shares upon the discharge of this Charge); or

(ii)	Dispose of any of its interest or right in the Charged Shares (together with any of its Rights or interests to acquire or reacquire the Charged Shares upon the discharge of this Charge), or

(iii)	permit any person other than the Chargee or its nominee or nominees to be registered as the holder of the Original Charged Shares,

in any such case, except as permitted by the Indenture.

(h)	The Chargor further covenants that, for so long as any Liabilities remain outstanding:

(i)	it shall forthwith and from time to time deposit with the Chargee all certificates and other documents of title relating to the Charged Shares;

(ii)	it shall promptly forward to the Chargee all material notices, reports, accounts and other documents relating to the Charged Shares which it may receive from time to time (including all notices of meetings of the shareholders of the Company); and

(iii)	it shall cause the Company to comply with all of the Company’s covenants, undertakings, obligations, liabilities and other agreements under this Charge.

(i)	Each of the Chargor and the Company undertakes to the Chargee that the Chargor and the Company shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Event of Default is caused by the action or omission of any of the Chargor and the Company or any of their respective subsidiaries.

3.	Representations and Warranties

(a)	The Chargor represents, warrants and covenants to and with the Chargee as at the date of this Charge and on each day during the Security Period that:

(i)	it is the sole legal and beneficial owner of the Charged Shares and they are free from any charge, lien or encumbrance or other Security Interest of any kind save as created under this Charge and Permitted Liens;

(ii)	it is a duly organised limited liability company existing and in good standing under the laws of the State of Delaware and is duly qualified to do business;

(iii)	the execution, and delivery of, and performance of its obligations under, this Charge,

(A)	are within the Chargor’s powers and have been duly authorised by all necessary action and approval, and

(B)	do not contravene any of the Chargor’s Memorandum and Articles of Association, by-laws or other constitutional or formulative or organisational documents, any law or regulation and any contractual restriction binding on the Chargor;

(iv)	this Charge constitutes the legal, valid and binding obligations of the Chargor enforceable against the Chargor in accordance with its terms;

(v)	there are no pending or threatened actions or proceedings before any Court or administrative agency which may materially adversely affect the Chargor or its financial conditions and operations;

(vi)	all consents, licences and approvals necessary for the execution, performance, validity and enforceability of this Charge have been obtained and are in full force and effect;

(vii)	the Original Charged Shares have been and all other Charged Shares will be issued as fully paid and no amounts may be called in relation thereto and the same are non-assessable;

(viii)	the Chargor will promptly inform the Chargee of the occurrence of any event of which could reasonably be expected to adversely affect the ability of the Chargor to fully perform its obligations under this Charge;

(ix)	the Charged Shares are free from any trusts, equities and claims whatsoever and further free from any options or rights of pre-emption and the Original Charged Shares constitute 65% of all of the authorised and issued shares of the Company;

(x)	the Chargor has duly executed and delivered this Charge and all instruments and other documents entered into connection with this Charge;

(xi)	subject to Permitted Collateral Liens, this Charge is effective to create a valid and enforceable first priority fixed charge and first priority equitable mortgage upon the Charged Shares in favour of the Chargee (for the benefit of the Holders) ranking in priority to the interests of any liquidator (or similar officer) or creditor of the Chargor;

(xii)	having regard to the documents to be provided to the Chargee pursuant to Clause 2(b), other than the approval of the directors of the Company (which approvals the Chargor shall procure are promptly forthcoming), no consents, permissions or other conditions are required to be obtained or fulfilled in respect of the Original Charged Shares to enable the Chargee or its nominee to become the sole legal and beneficial owner of the Original Charged Shares;

(xiii)	no agreement or other arrangement exists which purports to alter or otherwise vary in any way the rights and restrictions attaching to the Original Charged Shares from the rights and restrictions set out in the memorandum and articles of association of the Company;

(xiv)	other than this Charge, there is no agreement or other arrangement to which any of the Chargor or the Company is a party requiring the creation, allotment, issue, transfer, redemption, repurchase or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption, repurchase or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion);

(xv)	other than to enter particulars of this Charge in the Register of Members maintained by the Company (which entries we confirm have been made), it is not necessary or advisable under the laws of the Cayman Islands that any of the Transaction Documents or any document relating thereto be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity, effectiveness or enforceability of any of the Transaction Documents; and

(xvi)	the Board of Directors of the Chargor considers the execution of the Transaction Documents to which the Chargor is a party and the transactions contemplated thereby to be in the best interests of the Chargor; and

(xvii)	There are no debts liabilities or obligations of the Chargor or its estate to the Company as at the date of this Charge.

(b)	The Company represents and warrants to the Chargee as at the date of this Charge and on each day during the Security Period that:

(i)	it is a duly incorporated exempted company validly existing and in good standing under the laws of the Cayman Islands and is duly qualified to do business;

(ii)	the authorised share capital of the Company is US$50,000 divided into 50,000 shares of par or nominal value of US$1.00 each, of which a total of 23,481 shares are issued and outstanding, all of which are duly issued to and fully paid by the Chargor; and

(iii)	the execution and delivery of, and performance of its obligations under, this Charge:

(A)	are within the Company’s powers and have been duly authorised by all necessary action and approval, and

(B)	do not contravene any of the Company’s Memorandum and Articles of Association, any law or regulation and any contractual restriction binding on the Company;

(iv)	there are no pending or threatened actions or proceedings before any Court or administrative agency which may materially adversely affect the Company or its financial condition and operations.

(v)	there is no record in the Corporate Records of any existing Security Interest (other than that created by this Charge), trusts, equities and claims whatsoever or any options or rights of pre-emption over in respect of the Original Charged Shares and there are no moneys or other liabilities outstanding, or which can now or in the future be called or otherwise claimed, in respect of the Original Charged Shares;

(vi)	the Company has duly executed and delivered this Charge and all instruments and other documents entered into connection with this Charge;

(vii)	this Charge constitutes the Company’s legal, valid and binding obligations enforceable against the Company in accordance with its terms;

(viii)	it is able to pay its debts as they fall due and the value of its assets is greater than the value of its liabilities (including its contingent and prospective liabilities) and it has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against it for (i) winding up, liquidation, administration, dissolution or reorganisation, (ii) the enforcement of any Security Interest over any or all of its assets, or (iii) the appointment of a liquidator, receiver, controller, inspector, administrative receiver, administrator, trustee or similar officer of it or of any or all of its assets and no action, steps or legal proceedings equivalent or analogous to those set out in any of (i), (ii) and (iii) have been taken, started or threatened against it in any jurisdiction including (without prejudice to the generality of the foregoing) the seeking by it (or any other person in relation to it) of winding up, liquidation, administration, dissolution, amalgamation, reconstruction, reorganisation, arrangement, adjustment, protection or relief of creditors;

(ix)	the copies of the Corporate Records provided to the Chargee and/or their legal counsel are true, accurate and complete and constitute a true, accurate and complete record of the business of the Company, and all matters required by law and/or the memorandum and articles of association of the Company to be recorded therein are so recorded and there have been no changes, additions or amendments to such Corporate Records since they were so provided;

(x)	there are no actions, suits or proceedings pending against the Company and no steps have been, or are being, taken to compulsorily wind up the Company and no resolution to wind up the Company has been adopted by its members;

(xi)	having regard to the documents to be provided to the Chargee pursuant to Clause 2(b), other than the approval of the directors of the Company (which approval the Chargor must promptly procure), no consents, permissions or other conditions are required to be obtained or fulfilled in respect of the Original Charged Shares to enable the Chargee or its nominee to become the sole legal and beneficial owner of the Original Charged Shares;

(xii)	no agreement or other arrangement exists which purports to alter or otherwise vary in any way the rights and restrictions attaching to the Original Charged Shares from the rights and restrictions set out in the memorandum and articles of association of the Company;

(xiii)	other than this Charge, there is no agreement or other arrangement to which any of the Chargor or the Company is a party requiring the creation, allotment, issue, transfer, redemption, repurchase or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption, repurchase or repayment of, a share in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion);

(xiv)	no compromise or arrangement has been proposed, agreed to or sanctioned under sections 86, 87 and 88 of the Companies Law of the Cayman Islands (as Revised) in respect of the Company, nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement;

(xv)	the Company is not unable to pay its debts within the meaning of sections 94(c) and 95 of the Companies Law of the Cayman Islands (as Revised); there are no unsatisfied written demands that have been served on the Company pursuant to section 95(a) of the Companies Law of the Cayman Islands (as Revised); there is no unsatisfied judgment or court order outstanding against the Company and the value of the Company’s assets is not less than its liabilities (including its contingent and prospective liabilities);

(xvi)	no action is being taken by the Registrar of Companies, the Company or any third party under sections 175, 176 or 189 of the Companies Law of the Cayman Islands (as Revised) to dissolve or strike the Company off the Cayman Islands register of companies;

(xvii)	the Company is not, in any jurisdiction, subject to or threatened by procedures or proceedings under any applicable bankruptcy, insolvency, rehabilitation or other reorganisation law, or steps equivalent or analogous to any of those set out above;

(xviii)	the Company has not at any time during the two years immediately prior to the date of this Charge:

(A)	entered into a transaction with any person at an undervalue within the meaning of the Fraudulent Dispositions Law of the Cayman Islands;

(B)	been given a preference by, or given a preference to, any person within the meaning of section 168 of the Companies Law (as Revised) or section 111 of the Bankruptcy Law (as Revised), each of the Cayman Islands;

(xix)	the Company is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time;

(xx)	each Corporate Record has been properly kept and contains a complete and accurate record of the matters which it is required by applicable law to record and is up to date;

(xxi)	there are no stamp duties (other than the stamp duties referred to in the legal opinion of Cayman Islands legal counsel delivered to, and approved by, the Chargee in connection with this Charge), income taxes, withholdings, levies, registration taxes, or other duties or similar taxes now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Transaction Documents or on any payment to be made by the Company or any other person pursuant to the Transaction Documents;

(xxii)	it is not necessary or advisable under the laws of the Cayman Islands that any of the Transaction Documents or any document relating thereto be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity, effectiveness or enforceability of any of the Transaction Documents;

(xxiii)	in the event of an insolvency, liquidation, bankruptcy or reorganisation affecting the Company, no liquidator, creditor or other person would be able to set aside any disposition of property effected by the Company pursuant to the Transaction Documents;

(xxiv)	the Board of Directors of the Company considers the execution of the Transaction Documents to which the Company is a party and the transactions contemplated thereby to be in the best interests of the Company;

(xxv)	no disposition of property effected by the Company pursuant to or in connection with the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue; and

(xxvi)	the Company will be and is on the date of execution of the Transaction Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Transaction Documents will be made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Transaction Documents the Company will be able to pay its debts as they become due from its own moneys.

4.	Dealings Concerning the Shares

(a)	The Chargor covenants and agrees with the Chargee that during the Security Period except as otherwise expressly permitted by the Indenture, the Chargor will not redeem, sell, assign, transfer, charge, mortgage, pledge, create a Security Interest or encumber, or deal with, in any manner whatsoever the Charged Shares or suffer to exist any mortgage, charge, lien or encumbrance or other Security Interest on the Charged Shares save as created pursuant to this Charge and Permitted Liens.

(b)	The Chargor may, provided there is or has been no Event of Default, exercise all voting and/or consensual powers pertaining to all or any of the Charged Shares for any purposes not inconsistent with the terms of any of this Charge, the Indenture and the other Transaction Documents.

(c)	The Chargor will remain responsible for performance of all its obligations in respect of the Charged Shares and the Chargee will have no liability whatever in respect of those obligations.

5.	Event of Default

(a)	If an Event of Default occurs and continues, this Charge will be immediately enforceable and the rights of the Chargee exercisable and:

(i)	the Chargee will have the sole and exclusive power and Right, at its sole discretion and in such manner as it sees fit, to exercise all voting and/or consensual powers and/or other powers and Rights accruing to the Chargor under the Company’s Memorandum and Articles of Association, under any agreement pertaining to all or any of the Charged Shares and, if required by the Chargee, the Chargor must forthwith exercise those powers and Rights in such manner as the Chargee may by notice to the Chargor elect;

(ii)	the Chargee may, without any notice except as subsequently provided, sell or otherwise Dispose of all or any of the Charged Shares at public or private sale for cash, upon credit or for future delivery and at such price or prices as the Chargee determines in its sole discretion (and the Chargee will be entitled to purchase any or all of the Charged Shares so sold and thereafter hold them absolutely free from any right or claim or whatever kind). The Chargee instead of exercising the power of sale conferred on it by this Charge may proceed by a suit or suits at law or in equity to foreclose this Charge and sell the Charged Shares or any portion of them under a judgment or decree of a court or courts of competent jurisdiction, the Chargor having been given due notice of all such action;

(iii)	the Chargee may remove the directors and officers of the Company as at such date and appoint replacements and the Chargor must cooperate with the Chargee for this purpose;

(iv)	the Chargee may receive and retain all dividends, distributions, interest and other money or assets accruing or payable in respect of the Charged Shares or, insofar as such sums or assets are paid to the Chargor, the Chargor must hold such sums and assets on trust for the Chargee, payable to the Chargee forthwith on demand by the Chargor.

(b)	The Chargee must apply the proceeds of any sale or other enforcement in respect of all or any part of the Charged Shares set out in sub-clause (a) first in paying the expenses of any such sale or other enforcement and then in reduction of any sums due in respect of the Liabilities, and (only once the Liabilities have been irrevocably and unconditionally satisfied in full) must thereafter pay the remaining balance (if any) to the Chargor or such other person(s) as may be entitled to them.

(c)	If an Event of Default occurs and continues, the Chargor will forthwith at any time (whether before or after the security constituted by this Charge has become enforceable), on request by the Chargee, execute and sign all transfers, nominee agreements, contracts, notes, powers of attorney and other documents and give or procure the giving by the directors and/or members of the Company of all consents approvals and directions which the Chargee may require for perfecting the title of the Chargee to the Charged Shares or transferring or vesting them, or any of them, in the Chargee or a purchaser or in any trustee for or nominee of the Chargee or any such purchaser.

(d)	If an Event of Default occurs and continues, the Chargor hereby irrevocably and by way of further security for the full and punctual payment and discharge of the Liabilities authorises the Chargee at any time thereafter to take all steps to register the Charged Shares in its name or that of its trustees, nominees or any purchaser of them, or to redeem the Charged Shares, as may be required by the Chargee, and to submit them for registration with the Company (the Chargor hereby agreeing to promptly procure registration of the same to any person that meets the Cayman Islands Anti-Money Laundering Regulations in force at the relevant time, as to the ownership of shares in Cayman Islands companies, upon presentation by the Chargee) and/or to assume control as registered owner of the Charged Shares provided that:

(i)	the Chargor will remain liable to perform all the obligations assumed by it in relation to the Charged Shares and the Chargee will be under no obligation of any kind whatever in respect of them or be under any liability whatever in the event of any failure by the Chargor to perform its obligations in respect of them and the Chargor must indemnify the Chargee against all and any such obligations and liabilities and must, on demand, forthwith pay all sums payable under that indemnity to the Chargee. Any money that the Chargee spends in respect of those obligations or liabilities will be included in the sums secured by this Charge;

(ii)	the Chargor must pay all calls or other payments, and must discharge all other obligations, which may become due in respect of any of the Charged Shares failing which the Chargee may if it thinks fit (but is not required to) make such payments or discharge such obligations on behalf of the Chargor. The Chargor must forthwith pay the Chargee on demand any sums so paid by the Chargee and pending repayment will constitute part of the sums secured by this Charge;

(iii)	the Chargee has no duty to ensure that any dividends, interest or other money and assets receivable in respect of the Charged Shares are duly and punctually paid, received or collected as and when they become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Shares or to ensure the taking up of any (or any offer of any) stock, shares, rights, money or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference or otherwise on, or in respect of, any of the Charged Shares, other than to the extent of the Chargee’s own wilful misconduct.

(e)	Neither the Chargee nor its nominees nor any Receiver nor their respective agents, managers, directors, officers, employees, delegates and advisers shall be liable for any Expenses incurred or arising in connection with the exercise or purported exercise of any Rights, powers, authorities and other discretions under this Charge in the absence of wilful misconduct on their own part.

(f)	The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Shares or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

(g)	The Chargor shall, upon the Chargee’s first request, procure that the Company forthwith enters the relevant details of the Chargee or its nominee or any purchaser as shareholder in respect of the Charged Shares in the register of members of the Company upon presentation by the Chargee to the Company of an executed and dated transfer of shares instrument, except that in the case of a purchaser, the purchaser must meet the Cayman Islands Anti-Money Laundering Regulations in force at the relevant time, as to the ownership of shares in Cayman Islands companies.

6.	Power of Attorney

(a)	The Chargor, by way of further security for the full and punctual payment and discharge of the Liabilities and in order to more fully secure the performance of its obligations under this Charge, hereby irrevocably appoints each of the Chargee and the Receiver (with full power to appoint substitutes and to sub-delegate) and the persons deriving title under them jointly and also severally to be the Chargor’s true and lawful attorney-in-fact for and in the name of and on behalf of the Chargor to do and execute all and any acts, things and other matters following, namely to execute and complete in favour of the Chargee or its nominees or of any purchaser or other relevant person any documents which the Chargee may from time to time require for perfecting or improving its title to or for vesting any of the assets and property mortgaged, charged, assigned or otherwise secured or intended to be mortgaged, charged, assigned or otherwise secured by this Charge in the Chargee or its nominees or in any purchaser or other relevant person and to give proper effect to the intent and purpose of this Charge and to enable or assist in any way in the exercise of any power of sale of, or other Disposal of, the Charged Shares (whether arising under this Charge or implied by statute or otherwise) and to give effectual discharges for payments, to take and institute on non-payment and/or non-performance (if the Chargee or Receiver in their sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee or Receiver for the recovery of such moneys, property and assets charged, assigned or otherwise secured or intended to be charged, assigned or otherwise secured by this Charge and to agree accounts and make allowances and give time or other indulgence to any surety or other person liable and otherwise generally for the Chargor and in the Chargor’s name and on the Chargor’s behalf and as the Chargor’s act and deed or otherwise to execute, seal, deliver and complete and otherwise perfect and do any such assignments and other assurances, mortgages, pledges, liens, charges, authorities, transfers, proxies and documents over the moneys, property and assets mortgaged, charged, assigned or otherwise secured or intended to be mortgaged, charged, assigned or otherwise secured by this Charge, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 11) which may be required for the full exercise of all or any of the powers and Rights conferred or which may be deemed proper on or in connection with any of the purposes aforesaid. Notwithstanding any other provision of this Clause 6, such power shall not be exercisable by or on behalf of the Chargee or the Receiver as the case may be until an Event of Default has occurred and is continuing.

(b)	The power granted by this clause is a general power of attorney. The Chargor hereby ratifies and confirms any deed, instrument, thing and action whatever which the attorney may execute or take under this power (other than to the extent of the Chargee’s wilful misconduct) and the exercise of the power by the Chargee will be conclusive evidence of its right to do so.

7.	Sale of Shares

(a)	The Chargor shall not have any right to claim against the Chargee in respect of any loss arising out of any sale under or pursuant to this Charge, howsoever such loss may have been caused and whether or not a better price could or might have been obtained on the sale or other Disposal of any of the Charged Shares by either deferring or advancing the date of such sale or otherwise howsoever.

(b)	On any sale or other Disposal of any of the Charged Shares, the receipt by the Chargee of the purchase or other Disposal proceeds will effectually discharge the purchaser or person paying them or other transferee and from being concerned to see to the application or being answerable for the loss or misapplication of them.

(c)	No persons dealing with the Chargee or its brokers or agents or appointees will be concerned to enquire whether the security constituted by this Charge has become enforceable, or whether the Rights or powers exercised or purported to be exercised has become exercisable, or whether any money remains due on the security of this Charge, or as to the necessity or expediency of the stipulations and conditions subject to which any sale or redemption of any of the Charged Shares is made, or otherwise as to the propriety or regularity of any sale or other Disposal or redemption of any of the Charged Shares, or to see to the application of any money paid to the Chargee or its brokers or agents or appointees, and in the absence of fraud on the part of such person, that dealing must be deemed so far as regards the safety and protection of that person to be within the powers conferred by this Charge and to be valid and effectual accordingly, and the Chargor’s remedy (if any) in respect of any irregularity or impropriety whatever in the exercise of those powers and Rights will be in damages only.

8.	Release of Charge

(a)	If the Indenture has terminated and the Liabilities have been irrevocably and unconditionally satisfied in full, the Chargee must at any time thereafter, at the Chargor’s request and cost, discharge and release this Charge and the security created by it, and release, re-assign and transfer (without representation and warranty) all the Charged Shares (to the extent assigned and transferred to the Chargee pursuant to this Charge) to the Chargor.

(b)	If all of the conditions of the release of the collateral set forth in Article X of the Indenture have been satisfied, the Chargee must at any time thereafter, at the Chargor’s request and cost, discharge the security created by this Charge in such collateral (without representation and warranty).

(c)	Subject to clauses 8(d) and 8(e), if at any time the Charged Shares exceed 65% of the then outstanding issued share capital of the Company, the Chargee shall (at the request and Expense of the Chargor) discharge and release this Charge with respect to such number of the Charged Shares as exceeds 65% of the outstanding issued share capital of the Company at that time.

(d)	If at any time the Charged Shares are less than 65% of the then outstanding issued share capital of the Company, the Chargor shall forthwith subject such ever number of shares in the capital of the Company to the Security Interest created pursuant to this Charge as are required to have the Charged Shares represent 65% of the outstanding issued share capital of the Company at that time.

(e)	Any release, discharge or settlement between the Chargor and the Chargee will be conditional on no security, disposition or payment to the Chargee by the Chargor being avoided or reduced pursuant to any provisions of enactments relating to bankruptcy, liquidation, winding-up or dissolution or insolvency, and if such condition is not fulfilled the Chargee will be entitled to enforce this security subsequently as if the release, discharge or settlement had not occurred.

(f)	Any receipt, release, settlement or discharge of any security created by this Charge or of any liability arising under this Charge may be given by the Chargee in accordance with the provisions of this Charge and shall not release or discharge any liability to the Chargee for the same or any other moneys which may exist independently of this Charge. Where such receipt, release, settlement or discharge relates to only part of the Liabilities, such receipt, release, settlement or discharge shall not prejudice or affect any other part thereof nor any of the Rights and remedies of the Chargee under this Charge nor any of the obligations of any of the Chargor and the Company under this Charge.

(g)	Notwithstanding the foregoing, in the event that Rule 3-16 of Regulation S-X under the Securities and Exchange Act of 1933, as amended (or any successor regulation) requires the filing with the Securities and Exchange Commission of separate financial statements of the Company because the Company’s Capital Interests (as such term is defined in the Indenture) are charged as Charged Shares securing the Notes, the portion (or, if necessary, all) of such Capital Interests necessary to eliminate such filing requirement will automatically be deemed released by the Trustee and not to have been part of the Charged Shares.

9.	Notices

Any notice or other communication under this Charge must be in writing and may be sent by courier delivery to the address stated above (or to such other address as is notified by one party to the other from time to time) and will be deemed to be duly given or made when delivered.

10.	Indemnity and Expenses

(a)	In addition to any indemnity provided in the Indenture, the Chargor must pay promptly all stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and must indemnify and hereby indemnifies the Chargee on demand against such stamp, documentary and other like duties and taxes and any and all Expenses and other liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

(b)	Save to the extent already indemnified under any other Transaction Document, the Chargor shall pay to the Chargee on first demand all Expenses incurred by the Chargee or Receiver or for which the Chargee or Receiver may become liable in connection with:

(i)	the negotiation, preparation, execution and delivery of this Charge;

(ii)	the preserving or enforcing of, or attempting to preserve or enforce, any of its Rights under this Charge or the priority hereof;

(iii)	any variation of, or amendment or supplement to, any of the terms of this Charge;

(iv)	any consent or waiver required from the Chargee in relation to this Charge;

(v)	any discharge or release of this Charge (whether in whole or in part); and/or

(vi)	dealing with or obtaining advice about any matter or question arising out of or in connection with enforcing the Chargee’s exercise of its Rights under this Charge,

and in any case referred to in this Clause (save for sub-Clause (i)) regardless of whether the same is actually implemented, completed or otherwise granted, as the case may be.

11.	Further Assurance

The Chargor shall forthwith upon first demand by the Chargee and at the Expense of the Chargor execute such documents and other instruments and do all such assurances, acts and other things as the Chargee in its reasonable discretion may require for:

(a)	creating, granting, executing, delivering, perfecting, protecting or otherwise ensuring the priority of the security created (or intended to be created) by this Charge;

(b)	creating, granting, preserving or otherwise protecting any of the Rights of the Chargee under this Charge;

(c)	ensuring that the security constituted by this Charge and the covenants, liabilities and other obligations of the Chargor under this Charge shall enure to the benefit of any assignee or other transferee of the Chargee;

(d)	facilitating the appropriation, Disposal or other realisation of the Charged Shares or any part thereof; or

(e)	the exercise of any Right vested in the Chargee or in any Receiver under this Charge,

and shall in particular, but without limitation, execute all such transfers, conveyances, assignments and assurances of the Charged Shares whether to the Chargee or to its nominees or otherwise, and give all such notices, orders, instructions and directions which the Chargee may consider expedient.

The obligations of the Chargor under this Clause shall be in addition to and not in substitution for the covenants for further assurance deemed to be included herein by virtue of any statute or law.

12.	Assignment

(a)	Each of the Company and the Chargor may not assign or transfer any of its rights, benefits, duties or obligations under this Charge.

(b)	The Chargee may assign and transfer the whole or any part of the benefit or its obligations under or of this Charge to any person as provided under the Indenture, and (for the purposes of this clause 12(b) only) the expression the “Chargee” wherever used will be deemed to include any such assignees and other successors, whether immediate or derivative, of the Chargee who will be entitled to enforce and proceed on this Chargee in the manner as if named in it. The Chargor agrees to execute promptly all instruments and documents to give effect to and in respect of such assignment or transfer, if so required by the Chargee, its successors, transferees or those deriving title from the Charge. Any representation, warranty, undertaking and arrangement on the part of the Chargor under this Charge will survive the making of any assignment or transfer by the Chargee.

13.	Remedies

(a)	The Chargee will hold this Charge as a continuing security for the full and punctual payment and discharge of the Liabilities, and it will not be satisfied by any intermediate payment or satisfaction of any part of the Liabilities. The Chargee need not enforce any other security before enforcing this Charge.

(b)	No delay or omission on the Chargee’s part in exercising any right, power or remedy under this Charge will affect such right, power or remedy or be construed as a waiver of it nor will any single or partial exercise of any such right, power or remedy preclude any further exercise of it or the exercise of any other right, power or remedy. The rights, powers and remedies provided by this Charge are cumulative and not exclusive of any rights, powers and remedies provided by law (it being agreed that the Chargee enjoys all Rights, powers and remedies available to it under law, in addition to any Rights, powers and remedies provided for in this Charge) and may be exercised from time to time and as often as the Chargee deems expedient.

(c)	It is hereby agreed and declared that:

(i)	this Charge is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, charge, mortgage or other security now or hereafter held by or available to the Chargee; and

(ii)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and in accordance with the terms of the Transaction Documents and then only for the purpose and upon the terms for which it is given.

(d)	The Chargee’s rights under this Charge and the security constituted by this Charge will not be affected by any act, omission, matter or other thing which, but for this provision, might operate to impair, affect or discharge those rights and the security constituted by this Charge, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:

(i)	any time or waiver granted to or composition with the Company, the Chargor, or any other person;

(ii)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company, the Chargor or any other person;

(iii)	any legal limitation, disability, incapacity or other circumstances relating to the Company, the Chargor or any other person;

(iv)	any amendment or supplement to any of the Transaction Documents or any other document or security;

(v)	the dissolution, liquidation, winding up, amalgamation, reconstruction or reorganisation of the Company, the Chargor or any other person or any event or circumstance equivalent or analogous thereto in any jurisdiction; or

(vi)	the unenforceability, invalidity or frustration of any obligations of the Company, the Chargor or any other person under any of the Transaction Documents or any other document or security.

(e)	Until the Liabilities have been unconditionally and irrevocably satisfied and discharged in full, the Chargor must not:

(i)	exercise any rights of subrogation in relation to the rights, security or money held or received or receivable by the Chargee or any other person;

(ii)	exercise any right of contribution from any co-surety liable in respect of such money and liabilities under any other guarantee, security or agreement;

(iii)	exercise any right of set-off or counterclaim against the Company or any such co-surety;

(iv)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety other than as expressly permitted under the Indenture; or

(v)	unless so directed by the Chargee (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee,

and the Chargor shall hold in trust for the Chargee (for the benefit of the Holders) and forthwith pay or transfer (as appropriate) to the Chargee (for the benefit of the Holders) any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

(f)	Until the Liabilities have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee (for the benefit of the Holders) for as long as it may think fit, any moneys received recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Liabilities without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount; provided that the Chargee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Chargee in any such account or accounts opened pursuant hereto is sufficient to satisfy the outstanding amount of the Liabilities in full.

14.	Counterparts

This Charge may be executed in one or more counterparts, each of which will be deemed originals, all of which together will constitute one and the same instrument.

15.	Indemnities

(a)	The Chargor shall indemnify and hold harmless, and hereby indemnifies and holds harmless, the Chargee and each agent or attorney (including, without limitation, any Receiver) appointed under or pursuant to this Charge from and against any and all Expenses suffered, incurred or paid by the Chargee or such agent or attorney (including, without limitation, any Receiver):

(i)	in the exercise or purported exercise of any Rights, powers, authorities or other discretions vested in them pursuant to this Charge;

(ii)	in the preservation or enforcement of the Chargee’s Rights under this Charge or the priority thereof;

(iii)	on the release of any part of the Charged Shares from the security created by this Charges; or

(iv)	arising out of any breach by the Chargor of any term of this Charge,

and the Chargee or such agent or attorney (including, without limitation, any Receiver) may retain and pay all sums in respect of the same out of money received under the Rights and powers conferred by this Charge. All amounts suffered, incurred or paid by the Chargee or such agent or attorney (including, without limitation, any Receiver) or any of them shall be recoverable on a full indemnity basis provided that nothing in this Clause 15(a) shall require the Chargor to indemnify and save harmless the Chargee from and against any Expenses suffered, incurred or paid by the Chargee as a result of the Chargee’s own wilful misconduct.

(b)	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason, any payment under or in connection with this Charge or any Transaction Document is made or fails to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge or such Transaction Document (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge or such Transaction Document, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless, and the Chargor hereby indemnifies and holds harmless, the Chargee against the amount of such shortfall. For the purposes of this Clause 15(b), “rate of exchange” means the rate at which the Chargee (in its sole discretion) is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

16.	Receiver

(a)	At any time after the occurrence of an Event of Default the Chargee may appoint such person or persons as the Chargee thinks fit to be a receiver (the “Receiver”) in relation to the Charged Shares. Where the Chargee appoints two or more persons as Receiver, the Receivers may act jointly or independently.

(b)	The Receiver may take such action in relation to the enforcement of this Charge including, without limitation, to Dispose of the Charged Shares, to exercise any Rights in relation to the Charged Shares and generally to carry out any other action, matter or other thing which the Receiver may in the Receiver’s sole discretion deem necessary in relation to the enforcement of this Charge.

(c)	The Receiver shall have, in addition to the other powers set-out in this Clause, the following powers:

(i)	power to take possession of, collect and get in the Charged Shares and, for that purpose, to take such proceedings as may seem to the Receiver to be expedient;

(ii)	power to raise or borrow money and grant security therefor over the Charged Shares;

(iii)	power to appoint an attorney or accountant or other professionally qualified person to assist the Receiver in the performance of the Receiver’s functions;

(iv)	power to bring or defend any action or other legal proceedings in the name of and on behalf of the Chargor in respect of the Charged Shares;

(v)	power to do all acts and execute in the name and on behalf of the Chargor any document or deed in respect of the Charged Shares;

(vi)	power to make any payment which is necessary or incidental to the performance of the Receiver’s functions;

(vii)	power to make any arrangement or compromise on behalf of the Chargor in respect of the Charged Shares;

(viii)	power to rank and claim in the insolvency or liquidation of the Company and to receive Distributions and to accede to trust deeds for the creditors of the Company;

(ix)	power to present or defend a petition for the winding up of the Company; and

(x)	power to do all actions, matters and other things incidental to the exercise of the foregoing powers.

(d)	The Receiver shall be the agent of the Chargor and the Chargor alone shall be responsible for the Receiver’s acts, omissions and defaults and liable on any contracts and other instruments made, entered into or adopted by the Receiver. The Chargee shall not be liable for the Receiver’s acts, omissions, negligence or default, nor be liable on contracts and other instruments entered into or adopted by the Receiver.

17.	Miscellaneous

(a)	The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the Rights, powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Shares or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.

(b)	If any Clause, condition, covenant, restriction or other provision (the “Provision”) of this Charge or any deed, instrument or other document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification (as determined by the Chargee) as may be necessary to make it valid and effective.

(c)	This Charge (together with any deeds, instruments and other documents referred to in this Charge) constitutes the whole agreement between the Parties relating to the subject matter of this Charge and no variations hereof shall be effective unless made in writing and signed by each of the Parties. This Charge shall remain in full force and effect notwithstanding any amendments or variations from time to time of any Transaction Document.

(d)	All sums payable by the Chargor under or pursuant to this Charge shall be paid without any set-off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor shall simultaneously with making the relevant payment under or pursuant to this Charge pay to the Chargee such additional amount as shall result in the receipt by the Chargee of the full amount which would otherwise have been receivable and shall supply the Chargee promptly with evidence satisfactory to the Chargee that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

(e)	Any statement, certificate or determination of the Chargee as to the Liabilities or (without limitation) any other matter provided for in the Charge shall, in the absence of manifest error, be conclusive and binding on the Chargor.

18.	Covenants by the Company

The Company covenants that, for so long as any Liabilities remain outstanding:

(i)	it shall prominently record the Security Interests created by or pursuant to this Charge in the register of members of the Company;

(ii)	it shall not take any action or omission which is inconsistent with any of (a) the covenants, obligations, undertakings, representations, liabilities and other agreements of any of the Chargor and the Company under this Charge (b) the Provisions of this Charge and the other Transaction Documents;

(iii)	it shall promptly deliver to the Chargee all material notices, reports, accounts and other documents relating to the Charged Shares which it may receive or issue from time to time (including all notices of meetings of the shareholders and the directors of the Company at the same time as such notices are sent to the shareholders or, as the case may be, directors of the Company);

(iv)	it shall not (except as permitted by the Indenture in any of the cases following) (i) register the Original Charged Shares in the name of any person other than the Chargee (or its nominee) or a transferee from the Chargee (or its nominee) and (ii) recognise any person (other than (x) prior to the occurrence of an Event of Default, the Chargor and the Chargee (acting always in accordance with this Charge) and (y) after the occurrence of an Event of Default, the Chargee or its nominee or a transferee from the Chargee (or its nominee)) as having any Rights in relation to, or exercisable in respect of, the Original Charged Shares.

19.	Covenants by the Chargor

The Chargor covenants that, for so long as any Liabilities remain outstanding:

(i)	subject to compliance with the Cayman Islands Anti-Money Laundering Regulations in respect of the matters noted following in this sub-clause, it shall not transfer or permit any transfer or Disposal of the Original Charged Shares (other than any transfer or disposal to or by the Chargee or its nominee) except as permitted by the Indenture;

(ii)	subject to compliance with the Cayman Islands Anti-Money Laundering Regulations in respect of the matters noted following in this sub-clause, it shall forthwith cause the Company to register in the Company’s Register of Members any and all share transfers to the Chargee or its nominee (and any transferee of the Chargee or its nominee) in respect of the Original Charged Shares submitted to the Company by the Chargee or its nominee (and any transferee of the Chargee or its nominee) following an Event of Default;

(iii)	it shall not (without the prior written consent of the Chargee in any of the cases following) allow the creation, allotment, issuance, transfer, redemption, repurchase or repayment of, any shares in the capital of the Company (including, without limitation any option or right of pre-emption or conversion) otherwise than in accordance with the Transaction Documents.

20.	Ruling Off Account

If the Chargee receives notice of any subsequent mortgage, charge, lien, pledge, assignment, or other Security Interest or disposition affecting any account opened with the Chargee by the Chargor, or any part thereof, or interest therein the Chargee may open a new account for the Chargor. If the Chargee does not open a new account then unless the Chargee gives express written notice to the contrary to the Chargor it shall nevertheless be treated as if it had done so at the time when it received such notice and as from that time all payments made by or on behalf of the Chargor to the Chargee shall be credited or be treated as having been credited to the new account and shall not operate to reduce the amount due from the Chargor to the Chargee at the time when it received notice.

21.	Law and Jurisdiction

(a)	Governing Law

This Charge and the documents to be entered into pursuant to it shall be governed by, and construed in accordance with, Cayman Islands law.

(b)	Cayman Island Courts

The courts of the Cayman Islands have jurisdiction to settle any disputes (a “Dispute”) arising out of, or connected with this Charge (including a dispute regarding the existence, validity or termination of this Charge or the consequences of its nullity) and the Chargor irrevocably submits to the jurisdiction of such courts. The Chargor agrees that the process by which any proceedings in the Cayman Islands are begun may be served on it by being delivered to the Chargor at the address referred to in Clause 9 above.

(c)	Convenient Forum

The parties agree that the courts of the Cayman Islands are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(d)	Non-exclusive Jurisdiction

Clause 21 is for the benefit of the Chargee only. As a result and notwithstanding Clause 21(b), it does not prevent the Chargee from taking proceedings relating to a Dispute in any other courts with jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

22.	Chargee Protections

(a)	Each of the rights, privileges, protections, benefits, immunities and indemnities in favour of, or otherwise enjoyed by, the Chargee as set out in, or otherwise provided for in, or referred to in the Indenture, shall apply as if they were set forth herein in their entirety in favour of the Chargee in respect of the subject matter of this Charge.

(b)	Each of the limitations on, exculpations of and criteria relating to the duties, obligations, and other responsibilities of the Chargee as set out in, or otherwise provided for in, or referred to in the Indenture shall apply to the duties, obligation, liabilities and responsibilities of the Chargee hereunder with the same effect as if such limitations on, exculpations and criteria were set forth herein in their entirety in favour of the Chargee in respect of the subject matter of this Charge.

IN WITNESS WHEREOF the parties have caused this Charge to be duly executed as a deed on the date first above written at the start of this Charge.

EXECUTED as a Deed and delivered	)	INTCOMEX HOLDINGS, LLC
on behalf of INTCOMEX HOLDINGS,	)
LLC in the presence of:	)
	)	/s/ Michael Shalom
	)	Name:	Michael Shalom
/s/	)	Title:	President, Intcomex, Inc., its sole member
Witness

EXECUTED as a Deed and delivered	)	THE BANK OF NEW YORK
on behalf of THE BANK OF NEW	)
YORK in the presence of:	)
	)	/s/ Stacey B. Poindexter
	)	Name:	Stacey B. Poindexter
/s/	)	Title:	Assistant Vice President
Witness
EXECUTED as a Deed and delivered	)	IXLA HOLDINGS LTD.
on behalf of IXLA HOLDINGS LTD.	)
in the presence of:	)
	)	/s/ Michael Shalom
	)	Name:	Michael Shalom
/s/	)	Title:	DIRECTOR/ATTORNEY-IN-FACT

Witness

SCHEDULE 1

TRANSFER OF SHARES

IXLA HOLDINGS LTD.

(“the Company”)

We, INTCOMEX HOLDINGS, LLC (the “Transferor”) for US$1.00 and other consideration (the receipt and adequacy of which is hereby acknowledged), do hereby:

(i)	transfer to (the “Transferee”) absolutely 15,263 ordinary shares with a par value of US$1.00 each (the “Shares”) in the capital of the Company, an exempted company incorporated under the laws of the Cayman Islands standing in our name in the register of members subject to the several conditions on which we held them as at the date of execution of this Share Transfer, and

(ii)	consent to our name remaining on the register of members of the Company until such time as the Company enters the Transferee’s name in the register of members of the Company as the holder of such Shares.

And We the Transferee do agree to take the Shares subject to the same conditions.

This transfer of shares is issued pursuant to a Share Charge (the “Share Charge”) dated 25th August, 2005, made between the Transferor, The Bank of New York, as the Trustee for the Holders (as defined in the Share Charge) and the Company.

DATE:

Transferor:		Transferee:

/s/ Michael Shalom
INTCOMEX HOLDINGS, LLC
By:	Michael Shalom, President
Intcomex, Inc., its sole member

in the presence of:		in the presence of:

/s/
Witness		Witness

SCHEDULE 2

SHAREHOLDER’S LETTER OF AUTHORITY

To:	The Bank of New York
as the Trustee for the Holders

Dear Sirs,

IXLA HOLDINGS LTD. (“the Company”)

We hereby unconditionally and irrevocably authorise you to date, deliver, give full effect to and otherwise complete (as you see fit) the share transfer form deposited by us with you pursuant to the terms of the Share Charge (the “Charge”) dated 25th August, 2005, between Intcomex Holdings, LLC, as Guarantor and Chargor, The Bank of New York, as the Trustee for the Holders (as defined in the Charge), and the Company, following the occurrence and during the continuance of an Event of Default (as defined in the Charge).

Yours faithfully,

For and on behalf of
INTCOMEX HOLDINGS, LLC

/s/ Michael Shalom
Name: Michael Shalom
Title: President, Intcomex, Inc., its sole member

SCHEDULE 3

IXLA HOLDINGS LTD.

CERTIFICATE OF DIRECTORS

It is hereby certified that a notation has been made in the register of members of IXLA HOLDINGS LTD, (“the Company”) to the effect that 15,263 ordinary shares with a par value of US$1.00 each in the capital of the Company issued to Intcomex Holdings, LLC (“the Shares”) have been mortgaged and charged to The Bank of New York (the “Chargee”), as the Trustee for the Holders (as defined in a Share Charge dated 25th August, 2005, between Intcomex Holdings, LLC, the Chargee and the Company) pursuant to that Charge, due notice of the Charge having been given by the Chargee to the Company, and we, being duly authorised Directors of the Company, do hereby undertake not to register any transfer of any of the Shares or other ownership rights entitling the holder of them to participate in the profits of the Company other than as directed in writing by the Chargee or with the proper written authorisation of the Chargee so to do.

It is further certified that the Company has not received any notice of any mortgage, charge, pledge, lien, encumbrance or other Security Interest in relation to the Shares.

This certificate is governed by, and construed in accordance with, the laws of the Cayman Islands any may be executed in counterparts.

Dated: 25th August, 2005.

/s/ Darryl Myers	/s/ Anthony Shalom
DIRECTOR SERVICES LTD.	ANTHONY SHALOM
Director
IXLA HOLDINGS LTD.

/s/ Darryl Myers INTERNATIONAL CORPORATION SERVICES LTD.	/s/ Michael Shalom MICHAEL SHALOM
Director
IXLA HOLDINGS LTD.

SCHEDULE 4

ACKNOWLEDGEMENT AND AGREEMENT OF COMPANY

To:	The Bank of New York
as the Trustee for the Holders

Re: Share Charge dated 25th August, 2005, (“the Charge”) between Intcomex Holdings, LLC, as Guarantor and Chargor, The Bank of New York, as the Trustee (the “Chargee”) for the Holders (as defined in the Charge), and the Company

We, the undersigned directors of Ixla Holdings Ltd. (the “Company”), in our capacities as directors and on behalf of the Company hereby acknowledge and agree to the above Charge and agree to approve any transfer of the Charged Shares (as defined in the Charge) to the Chargee, any purchaser of the Charged Shares approved by the Chargee (but only if that purchaser meets the Cayman Islands Anti-Money Laundering Regulations in force at the relevant time, as to the ownership of Cayman Islands companies) or its nominee or the Chargee’s nominee pursuant to the terms of the Charge and to forthwith enter the particulars of such transfer in the register of members of the Company.

The Acknowledgement and Agreement of the Company is governed by, and construed in accordance with, the laws of the Cayman Islands and may be executed in counterparts.

Dated: 25th August, 2005.

/s/ Darryl Myers	/s/ Anthony Shalom
DIRECTOR SERVICES LTD.	ANTHONY SHALOM
Director
IXLA HOLDINGS LTD.

/s/ Darryl Myers INTERNATIONAL CORPORATION SERVICES LTD.	/s/ Michael Shalom MICHAEL SHALOM
Director
IXLA HOLDINGS LTD.

SCHEDULE 5

IXLA HOLDINGS LTD.

Written resolutions of the directors of Ixla Holdings Ltd., (“the Company”) passed in accordance with Article 104 of the Articles of Association of the Company.

WHEREAS:

(A)	The Company’s sole shareholder, Intcomex Holdings, LLC (“the Chargor”), proposes to enter into an Indenture by and among (i) Intcomex, Inc., a Delaware corporation, (ii) the Chargor, (iii) Intcomex Holdings SPC-1, LLC, a Delaware limited liability company (iv) Software Brokers of America, Inc., a Florida corporation and (v) The Bank of New York, as trustee (“the Chargee”), to be dated or about 25th August, 2005, (“the Indenture”).

(B)	The Company has issued 23,481 shares in its capital to the Chargor, which is the Company’s sole shareholder.

(C)	As security pursuant to (inter alia) the Indenture, the Company is to enter into a Share Charge between the Chargor, the Chargee, and the Company with respect to (inter alia) 15,263 of the issued and outstanding shares in the capital of the Company, a copy of which the directors have reviewed (“the Share Charge”).

(D)	The Company has (inter alia) been requested:

(i)	to provide an acknowledgement and agreement of Company (in the form as scheduled to the Share Charge (the “Acknowledgement”)) to the Chargee and agree to (inter alia) register the Chargee or its nominee pursuant to the Chargee as the registered holder of the Charged Shares (as defined in the Charge) where an Event of Default (as defined in the Charge) has occurred and is notified to the Company and a fully signed, dated and completed share transfer form is submitted to the Company; and

(ii)	to make a notation in its register of members to the effect that the shares of the Chargor have been charged in favour of the Chargee pursuant to the Charge.

(E)	The directors have reviewed and carefully considered the terms of the Acknowledgement and the Share Charge.

(F)	A Director’s Certificate (in the form as scheduled to the Share Charge) (“the Director’s Certificate”) to be given by the Directors of the Company in relation to certain statements in them has been reviewed by the Directors.

IT IS HEREBY RESOLVED THAT:

1.

the representations contained in the Share Charge, the terms and conditions of the Share Charge and the transactions contemplated by it are hereby noted and approved on the Company’s behalf, subject to such amendments, revisions and additions to it as any director of the Company or Michael Shalom as attorney-in-fact should in his sole and absolute discretion and opinion deem appropriate, the signature of any of them on the Share Charge being due evidence for all purposes of their approval of any such amendment, revision or addition and the final terms thereof on the Company’s behalf, and that any director or Michael Shalom as attorney-in-fact be and is hereby authorised to execute the Share Charge for and on the Company’s behalf;

2.	the Company approve the appointment of Michael Shalom as attorney-in-fact to execute the Share Charge, and the power of attorney produced to the board is approved, and any two directors be and are hereby authorised to execute the power of attorney for and on behalf of the Company;

3.	the terms of the Acknowledgement be and are hereby approved with such changes as may be approved by any director of the Company executing it, the execution of it by any Director of the Company to be conclusive evidence of such approval;

4.	any director of the Company be and is hereby authorised to sign the Acknowledgement in the name and on behalf of the Company and such other agreements, instruments and documents as may be required or desirable in its sole and absolute discretion to be entered into or executed by the Company in connection with the transactions contemplated by the Share Charge;

5.	the Company’s Secretary note the terms of the Share Charge on the Company’s register of members substantially as follows:

15,263 shares held by Intcomex Holdings, LLC in the Company represented by share certificate No. 44 have been charged under a Share Charge between such parties and the Company dated 25th August, 2005 in favour of The Bank of New York as the Trustee for the Holders (as defined in the Share Charge);

6.	the Director’s Certificate (in the form attached) be and is approved in all respects and that it be signed by any director of the Company;

7.	the actions of any director or officer of the Company already taken in connection with the above matters be and are hereby ratified, confirmed and accepted by the Company.

SIGNED by all the directors of the Company.

Date:

DIRECTOR SERVICES LTD.		INTERNATIONAL CORPORATION
Director		SERVICES LTD. – Director

Per:	/s/ Darryl Myers	Per:	/s/ Darryl Myers

/s/ Anthony Shalom		/s/ Michael Shalom
ANTHONY SHALOM		MICHAEL SHALOM